EXHIBIT 99.3

On November 10, 2020, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator

Welcome to inTEST Corporation’s 2020 third quarter financial results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time if you have a question, you will need to press star, one, on your phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com. I will now turn the call over to inTEST’s Investor Relations consultant, Laura Guerrant. Please go ahead, Ma’am.

Laura Guerrant-Oiye, Investor Relations Consultant

Thank you, Marguerite. And thank you for joining us for inTEST’s 2020 third quarter financial results conference call. With us today are Nick Grant, inTEST’s president and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Nick will briefly review the quarter’s highlights as well as current business trends. Hugh will then review inTEST’s detailed financial results for the quarter and discuss guidance for the 2020 fourth quarter. We'll then have time for any questions. If you’ve not yet received a copy of today's release, it can be obtained on inTEST’s website, www.intest.com. In addition to our press release we have issued Supplemental Information in advance of this call, which can be downloaded from our website on the Investor Relations page just mentioned. The Supplemental Information is offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of the quarterly results conference call.

Before we begin the formal remarks, the Company’s attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in our press release, such risks and uncertainties include, but are not limited to, the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations, including as a result of evolving public health requirements in response to the pandemic such as government mandated facility closures, availability of employees, supply chain and distribution interruptions, customers’ inability or refusal to accept product deliveries and the sufficiency of our current level of working capital to address our cash requirements; indications of a change in the market cycles in the Semi Market or other markets we serve including as a result of the COVID-19 pandemic; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors, generally and as a result of the COVID-19 pandemic; the success of our strategy to diversify our business by entering markets outside the Semi Market; our ability to successfully consolidate our EMS operations without any impacts on customer shipments; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; our ability to borrow funds or raise capital to finance potential acquisitions; changes in the rates and timing of capital expenditures by our customers including as a result of the COVID-19 pandemic; success of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2019 and quarterly reports on Form 10-Q for the quarter ended March 31, 2020 and the quarter ended June 30, 2020 and subsequent quarterly reports on Form 10-Q. Any forward-looking statement made by inTEST during this conference call is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this press release and conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure, in our press release and conference call, which is posted on the investor page of our website.

And lastly, we will be participating in the following virtual investor conferences in December: LD Micro, DA Davidson and the CEO Summit. And with that, let me now turn the call over to Nick Grant. Please go ahead, Nick.

Nick Grant, President & CEO

Thank you, Laura, and welcome, everyone. Thanks for joining us for our third quarter 2020 financial results conference call. First of all, I hope all of you and your families are healthy and staying safe. I am particularly pleased to be speaking with you all today as this is my first financial results call as inTEST’s CEO and I would like to thank the entire InTEST team for embracing me into the organization in August and for delivering solid Q3 performance. Before we go into the detail of our normal quarterly results review, I’d like to provide you a brief update on our response to COVID-19 and how we are managing through it.

We continue to closely monitor all regions in which we operate to be sure that we are fully compliant with recommended local and national health safeguards. The safety protocols implemented across the organization are being followed and have proven to be effective at protecting our employees while allowing us to support our global customer base. I think our customers and employees alike are increasingly more confident with business in a COVID world. We’ve been allowed to return to some of our customers’ facilities on a limited basis, and this has resulted in service revenues picking up in the third quarter -- a change from what we saw in the second quarter where our service revenues declined given the limited ability and travel restrictions. For the third quarter, service revenues exceeded $1.6 million, a 22% increase sequentially, and it appears that we are returning to pre-COVID levels. I would like to extend my appreciation to the entire inTEST organization for how well they have responded to the pandemic. Obviously, we are not out of the woods yet with cases rising globally; but I’m extremely proud of the resiliency the entire team has displayed.

Now let’s move on to the discussion of our financial performance for the third quarter.

In general, we are seeing improving conditions in most markets we serve, which is reflected in our quarterly results. Our solid third quarter financial results were in line with our expectations, resulting in continued revenue and profitability growth; and while COVID 19-related challenges do continue to impact our overall operating environment, order flow has continued to strengthen with a continuation of the uptick in orders that we experienced last quarter. In addition, we are pleased to see good order activity from new customers as well.

In Q3 consolidated bookings of $14.4 million increased 4% sequentially and were evenly split between Multimarket and Semi markets. Holistically, a diverse set of end applications are driving our business growth, confirming our diversification strategy. Third quarter Multimarket bookings increased 8% to $7.2 million, while Semi bookings for the same period were $7.2 million, consistent with those reported in Q2.

Q3 consolidated revenues of $14.4 million increased 9% sequentially, and were at the high end of our guidance, largely fueled by the thermal related component of the Semi market as well as the mil/aero markets. As a percentage of overall revenue, Semi comprised 51%, and Multimarkets were at 49%. Semi revenues for the third quarter increased 8% sequentially to $7.4 million, and Q3 Multimarket revenues increased 10% to $7.0 million.

Now let’s turn to performance of our two operating business segments along with some customer highlights. This is actually my favorite part because I love to talk about customers and to customers as this is where I learn the most about our products and their applications - and it allows me to identify areas where we can better serve them in the future. Our Thermal segment consists of our Ambrell and iTS businesses while our other segment, EMS, is where the founding business of the company resides. Thermal is responsible for all Multimarket revenue, as well as some of inTEST revenue from Semiconductor front-end manufacturing and back-end test. EMS customers are all Semiconductor related.

So, let’s talk about Thermal, where we are making inroads across multiple industries and verticals. In Q3 thermal bookings of $11.0 million increased 5% compared to Q2, and thermal net revenues for the quarter of $10.7 million were up 13% over the second quarter.

Now let me share some details of our recent successes: Our thermal Semi business continues to be strong this year, both front-end and back-end. A strategic account placed additional orders for CVD applications in the quarter; there was significant quarter-over-quarter improvement in our Semi Lab business, largely driven by the rebound in Europe; and we received a sizable COVID-19 related ThermoStream order for mask production from a new customer in Europe.

Now shifting now to Multimarket, where we are focused on unique applications in different growth markets and verticals outside of semi. We continue to penetrate the EV market, which is emerging as an important new market for us and is benefitting from continued investments. During the quarter we received a sizable order from an integrator with considerable expertise in the automotive/EV industry as well as orders from a large domestic automotive manufacturer and we received our first order from a startup EV truck manufacturer.

Our Ambrell business also launched the EKOHEAT Compact Series in Q3 and I’m happy to report we received our first order from a company that specializes in steel/metal fabrication in Canada, and the unit will ship in Q4.

Notably for ITS, we are seeing increased customer adoption of our chiller products, fueling organic growth. In fact, chiller bookings and revenues both exceeded $1 million in the quarter for the first time in the company’s history, with thermal bookings driven by cannabis extraction chillers from multiple customers (three of whom were new this quarter) and revenues driven by Mil/Aero chiller shipments booked in 2020 and late Q4 2019.

Now let me turn to the EMS Segment, which predominantly serves production test for analog and mixed signal semiconductor applications. In the first half of the year we saw an order flow resurgence after hitting the bottom of the cycle trough in Q4 of last year. Q3 EMS bookings of $3.4 million were roughly flat sequentially, and EMS revenues of $3.7 million were marginally down 2%; however, we were successful in securing new customers during the quarter and broadening our geographic reach.

There are some really exciting developments around automation going on in the industry in which inTEST is taking a leading role by leveraging our technology and creating new solutions and products. One such example is the transition to automated test cell solutions where we are making significant inroads via our automated manipulators and our intelligent docking system. The intelligent test cell that results from the combination of these two systems is highly compelling for customers. We are developing a presence in this emerging market and are pleased with our customer adoption and market traction to date. With these innovative solutions we are poised to achieve deeper penetration in our current customer base and drive growth across the industry at new accounts.

Now some highlights from EMS in the third quarter… EMS completed the installation of two automated manipulators to a medical device company who has recognized the value of back end test automation and what combining the manipulator with our intelliDock can do to optimize back end wafer test. In fact, the customer created a before and after video showing the advantages of the intelligent test cell in support of their future capital budget requests. Due to the success of the systems, we have received word that the capital has been approved to purchase additional systems.

Additionally, EMS shipped and installed an initial system consisting of a manipulator and docking solution for a solid state disc drive and memory application which should lead to additional follow on orders in 2021 from this customer. There are a couple things I want to highlight about this success. First the memory space is not a market that we traditionally play in and provides an opportunity for further diversification within the semi space for us. Second, this is an example of how we are making early investments in customers’ production tool sets in multiple areas and are participating in their next-generation technology programs to better position us for the future … and it’s really great to see the efforts being made here to get us designed in early to drive adoption.

We will continue to further diversify in this space and expect that the new products being designed in and adopted during this year will lead to additional traction going forward.

Now let’s shift gears from the business performance and let me share with you all some of my initial impressions since taking the helm of the company. As you know, I officially started on August 24th -- and since then I’ve been immersed in all aspects of the organization. I have learned a tremendous amount in a short period of time - and I decidedly like what I’m seeing and hearing.

I’ve spent a fair amount of time talking with customers and the overwhelming feedback themes I get are centered around our responsiveness, flexibility, deep expertise, high quality and the overall reliability of our products. I had one customer explain a recent situation where they had a manufacturing test cell go down one evening and after contacting us, our teams worked through the evening to assess the situation, implement a solution and we had them back up and running in less than 14 hours. He went on to say such a failure doesn’t happen often, but when it does, he knows he can count on inTEST. Another customer described inTEST as “a true solution provider” and views us as a key Business Partner in their forward strategy.

I also spoke with a few of our larger channel partners and it’s very clear that they value our product lines. A couple of them told me how at some point in the past they had lost the inTEST product line and tried carrying competitive lines, which simply did not compare. I could hear in their voices their commitment to inTEST. All in all, positive feedback across the board and I can’t wait until I can physically start visiting customers and seeing channel partners to further strengthen relationships.

Now shifting to my observations of the operating businesses within inTEST; as you can imagine, this is an area where I’ve been spending a lot of time working with the teams, learning the products and applications, reviewing R&D projects and simply understanding the challenges the businesses are facing. Collectively, I would describe the businesses as being customer focused, high quality, engineering organizations; which pride themselves on delivering innovative solutions where other would-be competitors simply cannot. While they all play in very large markets, they generally focus on high-end, niche segments where they can leverage their deep application expertise to differentiate themselves and command superior pricing and drive better margins. Across all of our businesses I have seen strong commitments to succeed and high levels of employee engagement, which has been truly fantastic.

Now I’d like to speak a bit about product development efforts and what I am seeing and sensing. Because the inTEST reputation is for providing solutions that others can’t, many of our shipments are highly designed custom systems and solutions which are largely configured for the unique customer needs. These are important, and we deliver them extremely well. However, I believe we could benefit from more products that can be produced in common production flows – providing more scalability through “standard product platforms.” Now the good news is we already have some of these today – notably, most of Ambrell’s revenues come from their EZHEAT and EKOHEAT platforms as well as those from our ThermoStream products in iTS. These are really successful product platforms - and several are the industry standards within their markets – especially for precision cooling in automatic testing of semiconductors. These are products that scale very well in production where we offer base models with few options to leverage common subassemblies which drives lower cost. Clearly there is an opportunity for iTS and EMS to do more platforming and standardizing like these products across their broader portfolios. Likewise, there is an opportunity for all of the businesses to focus more on scalable opportunities rather than one-offs as we review quote requests. Obviously, shifting more to this model is something that will take time, but I am a big believer in pursuing customer-driven solutions that can be applied broadly and leverage standard products and components. My experience is this is a key avenue to growing a business and driving expanding margins. I expect you’ll be hearing more about our efforts in these areas from us in future quarters. As I mentioned, it does not happen overnight, but we are starting to address these processes now.

So…let me move on to business challenges. Clearly, the biggest challenge for us has been delivering sustainable growth. It would be easy to blame this on the cyclical nature of the semi-ATE industry which accounts for about half of our sales; and while this is a clear obstacle to stability, there are many other contributing factors that I am uncovering. One of them is that our businesses are primarily US-centric and by that, I mean we’re manufacturing in the US to serve customers on a global scale. While this allows better utilization of our US factories, it makes it difficult to be successful today in international markets especially when facing local competitors and rising shipping and logistics costs. Likewise, I am seeing what I believe are global front-end gaps we can work to address -- gaps in such areas as sales coverage, key account management, and service. All of which, if addressed well, can drive sustainable top-line improvement that adds nicely to the bottom line. Addressing these will require some adjustments and investments in our organization and that always takes time, but I am very focused on prioritizing investments in those areas that can generate a near term impact. To help fund these investments we’ve initiated some cost reduction activities in Q3 which were described in the recently published 8-Ks that included rightsizing our New Jersey EMS operation and consolidation of our California manufacturing into New Jersey. What I like about these actions is that they not only provide cost reductions through footprint optimization, but they also allow us to better serve customers through streamlined operations. As a result of these actions we will be taking some one-time charges in Q4 associated with lease impairments, restructuring and facility improvements which Hugh will provide more details on shortly. These operational upgrades that we are taking will position us for improving growth and profitability in 2021 and beyond.

Finally, I know many of you are waiting to hear more on the forward strategy of the company now that there is a new CEO. I’m pleased to inform you that last month I kicked off a three-day Strategic Planning exercise with my senior staff, to start to define where we are going and how we are going to get there. Over the next couple of months, we will be fine tuning our plans and developing the initiatives to drive the business forward over the next 5 years. Today I have tried to share with you some of my early perspectives– and I look forward to sharing more of the outcomes of these strategic discussions with you when we report our fourth quarter financial results early next year.

So, to summarize, I want to send a huge thank you to the entire InTEST team for welcoming me into the organization and for delivering a truly solid quarter. From this level of execution, we can build a foundation for positive change. I am excited to be here and I see real opportunities for all of us. I will now turn it over to Hugh Regan, our CFO, to walk you through the details of our most recent quarter’s performance. Hugh, over to you…

Hugh Regan, Treasurer, CFO & Secretary

Thanks, Nick.

Our third quarter gross margin of 45% came in just below our guidance range and was down from 46% gross margin we reported for the second quarter, reflecting a higher level of component material costs, which grew from 33.0% in Q2 to 34.8% in Q3. The increase in component material costs was driven largely by product mix from higher shipments of chiller products, which as Nick discussed earlier, exceeded the million-dollar mark this quarter.

The increase in component material costs was partially offset by a more favorable absorption of our fixed production costs due to higher revenue levels. While third quarter fixed manufacturing costs increased $56,000 or 2%, due primarily to increased salary and benefits costs, they declined as a percentage of revenues from 18% in the second quarter to 17% in the third quarter.

Selling expense decreased by 1% sequentially to $1.7 million for the third quarter, driven primarily by lower salary and benefit costs.

Engineering and product development expense increased 8% sequentially to $1.3 million primarily as a result of higher levels of spending on product development materials and increased patent legal costs.

General and administrative expense increased 3% sequentially to $3.0 million, driven primarily by non-recurring costs related to our recent CEO transition, which totaled $248,000 in the third quarter (this amount is net of the reversal of $117,000 in previously accrued stock-based compensation).

We accrued an income tax benefit of $25,000 in the third quarter, reflecting a (6)% effective tax rate. This compares to $13,000 in income tax expensed accrued in the second quarter, which reflected an effective tax rate of 7%. We expect that our effective tax rate in the fourth quarter will range from 25% to 26%.

For the third quarter we reported net earnings of $458,000 or $0.04 per diluted share, compared $170,000 or $0.02 per diluted share for the second quarter. As previously noted, included in third quarter results were non-recurring costs associated with our recent CEO transition, and when tax effected these costs amounted to $0.02 per diluted share. Excluding these non-recurring costs, our third quarter net earnings would have been $0.07 per diluted share.

Diluted average shares outstanding were 10.3 million for the third quarter of 2020 and during the quarter, we issued 155,110 shares of restricted stock, and had forfeitures of 52,060 shares of restricted stock and did not repurchase any shares.

EBITDA was $908,000 for the third quarter, up from $672,000 in the second quarter.

Consolidated headcount at September 30 was 200, an increase of 3 staff from the level we had at June 30.

I’ll now turn to our balance sheet.

Cash and cash equivalents grew by $2.1 million sequentially to $9.5 million and cash flow provided by operations was $2.3 million for the third quarter. Cash at September 30 included $1.4 million in customer deposits, which had increased $722,000 sequentially. Cash today stands at $11.1 million. We currently expect cash and cash equivalents to decrease by year end due to working capital demands as well as to fund tenant improvements for our NJ facility which I will discuss later in this call.

Accounts receivable remained relatively unchanged from the prior quarter and was $9.5 million at September 30 with 61 DSO (down from 65 at June 30th).

Inventories declined $1.0 million or 13% sequentially to $6.9 million, driven by shipments during the quarter. Inventory had increased at the end of the second quarter in preparation for shipments that were released early in the third quarter.

Capital expenditures during the third quarter were $330,000, up from $110,000 in the second quarter. Included in third quarter capital expenditures was $202,000 for tenant improvements to our Mt. Laurel, New Jersey facility. We expect another $202,000 in the fourth quarter to complete these tenant improvements.

Our backlog at September 30, was $8.7 million, relatively unchanged from June 30th.

As to guidance, as noted in our earnings release, we expect that net revenues for the quarter ending December 31, 2020 will be in the range of $14.0 million to $15.0 million and that our GAAP financial results will range from a net loss of $(0.08) to $(0.03) per diluted share. On a non-GAAP basis, our adjusted net loss per diluted share will range from $(0.05) per diluted share to breakeven results and we currently expect our fourth quarter gross margin will range from 44% to 45%.

I will note that our fourth quarter operating results may be subject to increased volatility as a result of the planned consolidation of our EMS manufacturing operations.

As Nick noted earlier in the call, we expect to incur non-recurring costs in the fourth quarter, which we expect will range from $1.4 million to $1.8 million. I will now review these non-recurring charges, which are included in our fourth quarter guidance, and are summarized in our Q3 supplemental information. The goal of most of these actions is to reduce cost and improve profitability and cash flow.

One of these actions is the restructuring of our EMS Segment, which will involve a facility consolidation. In connection with this restructure, we recently modified the lease on our Mt. Laurel, New Jersey facility to reduce the leased square footage by approximately 40% and extended the lease by 10 years. We plan to move the manufacturing operations for our tester interface products from Fremont, California to Mt Laurel, New Jersey late in the fourth quarter. The consolidation of manufacturing operations will result in the closure of our Fremont facility and the termination of certain employees at that location and is expected to be substantially completed during the fourth quarter.

As a result of this action, we currently expect to incur cash charges for severance and other one-time termination benefits ranging from $50,000 to $100,000. In addition, we expect to incur cash charges for other costs related to the facility consolidation, including moving costs and production start-up costs expected to range from $300,000 to $400,000 and most of these costs are expected to be incurred in the fourth quarter. We intend to try and sublease our Fremont facility when we cease manufacturing operations there, and we expect to record an impairment charge related to the right-of-use asset for the facility lease and currently expect that the charge will range from $700,000 to $800,000. As a result of these actions, we expect to generate annual cost savings of approximately $600,000 in our EMS segment.

We also plan to reduce the leased square footage in our Mansfield, MA facility by 6,100 square feet during the fourth quarter. This action is related to a reduction of the administrative footprint caused by the recent CEO transition and the re-establishment of the Mt Laurel, NJ office as our corporate headquarters. We intend to try and sublease this space and expect to record an impairment charge related to the right-of-use asset for this facility lease and currently expect that charge will range from $100,000 to $200,000. As a result of this action, we expect to generate annual savings of approximately $90,000 split between Corporate and the iTS business unit of our Thermal segment.

We also plan to incur some other non-recurring costs during the fourth quarter related to various items including costs related to the renewal of our shelf registration statement, which expires later this month.

If we were to exclude these non-recurring charges, which when tax effected range from $1.0 million or $0.10 per diluted share to $1.4 million or $0.13 per diluted share, our guidance for the fourth quarter of 2020 would have been for GAAP net earnings per diluted share in the range of $0.02 to $0.10 per diluted share and non-GAAP adjusted net earnings per diluted share in the range of $0.05 to $0.13 per diluted share.

Our guidance is predicated on business trends we are currently seeing as well as our expectations for the balance of the quarter.

Operator, that concludes our formal remarks. We can now take questions.

Q&A

Operator

[Operator Instructions]

We can now take our first question from Jaeson Schmidt from Lake Street.

Jaeson Schmidt

Hey, guys, thanks for taking my questions. Nick, just want to make sure I heard you correctly. That sort of the order momentum has been sustained here in Q4 so far. And just curious if you could sort of comment on what you're seeing from order patterns in October and November.

Nick Grant

Yeah, hi, Jaeson. And thanks for participating this morning. Yes, order patterns throughout Q3 we saw improving trend. And likewise, in our funnels and our opportunity funnels that we're pursuing. And those trends have continued through in October and into November here as well for us. So as I mentioned, I believe the world is dealing with COVID, and figuring out a way to operate in this COVID world that we're in and things are improving that we - across the board - across most of our industries.

Jaeson Schmidt

Okay, that's helpful. And then you highlighted the EV market and that opportunity. Just curious if you could comment on why you're seeing so much success and why you guys tend to win designs there.

Nick Grant

There were -- we got in early that I can tell, we partnered with the major in the EV space. And from that we've developed solutions that are robust for their production of their motors, their steering columns and various other applications. So, we've proven that we've got the right products and the ability to deliver the products to meet their growing needs, and others across the industry are seeing this as well. So we see this as an opportunity to continue to dig deeper and with new applications, as well as the broad across the industry with new entrants and new customers in this space. I mean, the dynamics in the EV market are -- should be positive for years and years to come. So, we see this as a key focus area for us.

Jaeson Schmidt

Okay, and the last one for me and I'll jump back into queue. Are you seeing any component or supply constraints? And I guess relatedly with all the moving parts of the facility moves? Are you expecting any sort of correction in Q4? And is that accounted for within your Q4 guidance?

Nick Grant

Yes, a good question. As for supply chain challenges and that -- the team's done a great job in Q2 when COVID hit and all the challenges came at them. They were literally making sure we had a robust supply of our components to be able to continue to deliver solutions for customers. So right now we aren't having any supply chain challenges and yes, we have baked in the move the consolidation into New Jersey in our Q4 guidance.

Jaeson Schmidt

Okay, perfect. Thanks a lot, guys.

Nick Grant

Thanks, Jaeson.

Operator

We can now take our next question from Theodore O’Neill from Litchfield Hills Research.

Theodore O’Neill

Thank you, and congratulations on a good quarter. Nick, you covered enough stuff here this morning that we could spend hours on the phone. But I did want to talk -- ask about the product development idea here that you'll move to more standard platform. I know in the semiconductor side of the business, it's notoriously customized equipment for those customers. And I'm wondering how are you thinking about, what you can put in place to standardize some of that?

Nick Grant

Yes, no, I think we've got a really good start in this area. As I mentioned, and as you commented there, you can see that I like to dive into the applications and the customers that get as close as I can to this. And we've launched our automated LS series manipulators, a few years back, and been gaining traction, I would say, at a slow pace relative to market adoption, and targeted customer focus. But we've got now enough success with that, and our recently launched the intelligent docking system, where you combine the two together, that really provides accuracy that can't be achieved by the manual approaches in the past, so customers are seeing the benefits of the improved accuracy, as well as reduced footprint in it, which is extremely beneficial for their facilities on the space required for us.

So, yes, this is this is really starting to take off, and it's doing more of that type platform where we've got base models, and as you say, notorious for customization. We've got to try to have late stage customization and leverage as much components, standard components as possible there. So, yes, the EMS team has been challenged to look across their broader portfolio and how and develop an approach more applicable in this area.

Theodore O’Neill

Okay, and in following up on the EV question, do you -- are the customers in the EV space, is that -- do you have to work with each individual EV maker or is there some integrator that you work with?

Nick Grant

Yes, many of them work through integrators. So we're in with both; we trying to get ourselves established with the end users, EV makers to -- their R&D teams are qualifying the operations and processes and that and so we're working very closely with them to get our tools specified. And then, obviously, a lot of sales go through the integrators that are building the plants and operations and the lines that they're establishing in that. So it's a two prong approach.

Theodore O’Neill

Okay, thanks very much.

Nick Grant

Absolutely, Theo. Thank you.

Operator

We can now take our next question from Peter Wright from Intro-act.

Peter Wright

Great, thank you for taking my question. And Nick, congratulations on strong first quarter showing. My first question, Nick, for you is where do you see and you had touched on lot of this, but framing it up, where do you see the lowest hanging fruit in the kind of the perspective of deeper versus broader? So deeper, you discussed your service model, obviously having some easier comps, maybe with COVID. But how much room is there really to improve that business? Also highlighting kind of the solution provider comment suggesting there's a lot more to do with your existing customers, making them bigger, maybe if you think of it or help us quantify kind of average customer size, where it can go versus maybe broader. And one of the things you suggested was filling some of the sales coverage gaps, just helping us understand where the lowest hanging fruit is, and what to be paying attention to most immediately. And then Hugh, my question for you is your guidance suggests just at the midpoint, about $0.02 accretion on similar sales. And I'm trying to see if you can help me understand where that might be coming from? I'm assuming that all of it is from the restructuring. If there are other things there that are already yielding positive operating performance benefits. Then I have one follow up after that.

Nick Grant

Great. Well, let me first start and I'll turn it over to Hugh to address your second half of the question there. So some of the low hanging fruit, I would say you touched on certain scenario that I am a big believer in only it secures your entrance into the customer, but it drives higher margins for us. I mean, it's a key enabler of customer satisfaction. So, today, we -- service revenues are roughly 8% to 10% of our total revenue there. And the opportunity to do more at this area are plentiful, and what with the businesses to better provide the service coverage, not only from a feet on the street perspective, but also in our offerings on the thus warranty agreement, or service agreements, and ongoing maintenance and care of the products and how we're approaching that.

So more to come in service as we finalize our strategic plan there. The other areas we've got, obviously, some gaps from sales coverage globally, that we've got to improve on, I touched on our US centric approach. And so we're looking at exploring where our biggest market opportunities are, and where we would benefit by having a presence rather direct or through a partner, and working to fill those gaps. The other areas there are being more competitive in these local markets, and that may be areas that we would consider doing some late customization or assembly in regions where we're not doing any assembly today. So a lot of areas to focus on and grow for our businesses there as we try to drive more globalization and better serve customers. Hugh, do you want to touch on the comments, the question relative to the GAAP forecast.

Hugh Regan

Happy to do that, Nick. Peter. Yes, we're -- you're correct. We are seeing a slight improvement in operating profitability quarter-over-quarter and that's really due primarily to expense, stronger expense control across the organization. Slightly better margin profile, but just marginally slightly better margin profile. So it really has to do with better expense management across the board.

Peter Wright

Wonderful. And then my last follow up if I could is piggybacking on one of the other questions on the order pickup. If you were to characterize kind of the pickup in bookings do you think that some of it is more of catch up from a below COVID low? Or do you see this as fresh demand and then in any color there would be helpful?

Nick Grant

Yes, I think it's a combination. Obviously, we're getting some tailwinds with our current customers as they get more comfortable in this COVID world. But clearly, as I tried to highlight in my commentary there that we're focusing on expanding wider and to new customers and driving more diversification for us in areas that we are not today. So it's a combination that's going to fuel that growth for us going forward.

Peter Wright

Thank you very much, guys. Congratulations.

Nick Grant

Thanks, Peter.

Operator

We can now take our next question from Dick Ryan from Colliers.

Dick Ryan

Thank you. So, Nick, one of the challenges you mentioned you're pretty heavy US centric in manufacturing is the implication that you're going to be offshoring some manufacturing over time? And if so, how do you get that accomplished? Is that organic and/or acquisitive? And maybe that might tie into a question of what are your -- what's your thoughts on M&A activity here? Are you pretty focused internally? Or there are some areas of acquisitions that you might still be looking at?

Nick Grant

Yes, good question, Dick. So as the CEO, it's my job to ensure we're not missing out on global growth opportunities, and we've got to make sure we're positioned properly to be successful in that. And today, I see it very challenging approach we're taking. So I do believe we need to have a presence in certain large markets around the globe, where we can further penetrate and better serve customers there. And what we're at this point in stage, we're defining whether that's organic or inorganic, how we would fill those gaps, but we're obviously looking at all avenues.

Dick Ryan

Okay, other than that, I mean, when you look at acquisition opportunities, would it be on the industrial side or on the semi side?

Nick Grant

I see opportunities for both industrial and semi; I think we've got some really strong products and customer relationships, but we can better serve these customers with broader portfolios in both parts of our business, from thermal as well as the EMS segment there.

Dick Ryan

Okay. Thank you.

Nick Grant

Absolutely.

Operator

Thank you. Laura, I'll now turn the call over to you to address any questions that were submitted in advance. Thank you.

Laura Guerrant

Thank you, Marguerite. The first question came in: is there a role for inTEST associated with cold chain challenges in the delivery of a vaccine for COVID-19? Can inTEST help keep the vaccine at very low temperature once closer to the point of vaccine delivery through your Thermonics-chillers? Is this an area that inTEST can add value to?

Nick Grant

Yes, thanks, Laura. And obviously, the vaccine activity is ever changing had some good news from Pfizer this morning on that, but as you correctly pointed out, ultra cold transportation, storage and transportation is critical it looks like for these vaccines, and it's an area that we're exploring with our chillers. As you all probably know, we do very cold, ultra cold, extremely well. And so we're exploring this, but it's simply too early to know with any clarity how we'll play or where we would play.

Laura Guerrant

Okay, thanks very much. And the second question that came in is what is your China exposure?

Nick Grant

Yes, so business to date for China is roughly 8% of our top line, and which is down 200 basis points year-over-year which is largely driven we believe due to the tariffs and our approach to this market on how we're trying to serve it from a US perspective. So it's not huge exposure for us, but it is 8% of our top line, and we believe we can do better there. Now, we did receive like everyone else in the industry notification from the Department of Commerce, for shipments going to SMIC and SMEC here in Q4, and that will require us to apply for a license and we are proceeding to do so. So we can continue to ship these customers. Now SMIC, just a comment, SMIC and SMEC eally account for less than 1% of our business today. So not much risk there.

Laura Guerrant

Okay, perfect. There are no further questions. So, Nick, I'll turn the call back over to you for closing remarks.

Nick Grant

All right. Thanks, Laura. And thank you everyone for your interest in inTEST this morning. We appreciate your listening in. If you have further questions, don't hesitate to call me, Hugh or Laura. And we look forward to seeing you all at the -- and participating on the online virtual conferences Laura mentioned earlier. And look forward to updating you on our progress and when we report the results on the fourth quarter. So stay tuned, stay healthy and stay safe. Thanks, everyone.

Operator

Thank you. That concludes today's conference. Thank you for your participation, ladies and gentlemen. You may now disconnect.

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